ISSUER FREE WRITING PROSPECTUS
(Supplementing Preliminary Prospectus Dated March 9, 2007)
Filed Pursuant to Rule 433
Registration No. 333-135900
April 26, 2007

Banuestra Financial Corporation has circulated to potential investors in its common stock a preliminary prospectus dated March 9, 2007, which we refer to as the preliminary prospectus in this free writing prospectus.  On April 26, 2007, we filed an amendment to our registration statement on Form SB-2 to update certain disclosures provided in the preliminary prospectus.

We previously stated on page 7 of the preliminary prospectus that with the exception of two directors who have indicated their intent to purchase up to $383,500 of stock in this offering, none of our officers or directors has committed to purchase additional shares in this offering, but each may do so in his or her sole discretion.  In the amendment to our registration statement we filed on April 26, 2007, we revised this language to reflect that our officers, directors and some of our existing shareholders have indicated their intent to buy approximately 500,000 shares in this offering.  The underwriter will not receive the underwriting discount with respect to those sales, nor will we issue the underwriter any warrants related to those sales.

You should read this free writing prospectus together with the most recent version of our preliminary prospectus, a copy of which you may obtain by clicking on the following link:

http://www.sec.gov/Archives/edgar/data/1368693/000110465907031840/a07-4177_3sb2a.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer or the underwriter will arrange to send you the prospectus if you request it by calling Steve Saunders of GunnAllen Financial, Inc. toll-free at 1-800-282-0808, extension 2263.

GunnAllen Financial, Inc.